UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 16, 2026
RIGEL PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

0-29889	94-3248524
(Commission File No.)	(IRS Employer Identification No.)

611 Gateway Boulevard Suite 900
South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (650) 624-1100
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	RIGL	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02.    Termination of a Material Definitive Agreement.
On April 16, 2026, Rigel Pharmaceuticals, Inc. (“Rigel”) received written notice from Eli Lilly and Company (“Lilly”) of Lilly’s election to terminate that certain License and Collaboration Agreement, dated February 18, 2021 (the “Agreement”), between Rigel and Lilly.
Pursuant to the terms of the Agreement, Lilly has elected to terminate the Agreement in its entirety. The termination will become effective June 15, 2026.

The Agreement granted Lilly an exclusive worldwide license to develop and commercialize ocadusertib (previously R552), an investigational, potent and selective receptor interacting serine/threonine protein kinase 1 (“RIPK1”) inhibitor, for the treatment of non-central nervous system (“non-CNS”) diseases, and additional RIPK1 inhibitors for the treatment of central nervous system (“CNS”) diseases. The Agreement also provided for collaboration between the parties on development activities, as well as potential milestone payments and royalties to Rigel.

Following the effective date of termination, the Agreement will terminate in accordance with its terms, including the cessation of Lilly’s rights to the licensed compounds, subject to any applicable transition provisions. Rigel expects to regain full rights to the licensed compounds and related programs upon termination.

Rigel is currently evaluating the impact of the termination. Following termination of the Agreement, including the prior termination of the CNS disease program under the Agreement, effective in November 2025, the Company does not expect to receive future milestones or royalties under the Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 21, 2026	RIGEL PHARMACEUTICALS, INC.

	By:	/s/ Raymond J. Furey
Raymond J. Furey
Executive Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary